SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 24, 2007
Intellect Neurosciences, Inc.

(Exact Name Of Registrant As Specified In Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

333-128226	20-8329066

(Commission File Number)	(I.R.S. Employer Identification No.)

7 West 18th Street, New York, NY	10011

(Address of Principal Executive Offices)	(Zip Code)
212 448 9300

(Registrant’s Telephone Number, Including Area Code)
Globepan Resources, Inc.

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03. Material Modification to Rights of Security Holders.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EX-3.1 Plan of Conversion for Company (Nevada)
EX-3.2 Articles of Conversion for Company (Nevada)
EX-3.3 Certificate of Conversion for Company (Delaware)
EX-3.4 Certificate of Incorporation of Company (Delaware)
EX-3.5 Bylaws of Company

Item 3.03. Material Modification to Rights of Security Holders.
     On or about January 24, 2007, a majority of the shareholders of GlobePan Resources, Inc. (the “Company”), originally a Nevada corporation, approved a proposal to reincorporate the Company as a corporation existing under the laws of the State of Delaware. Following the approval of its shareholders, the Company consummated the reincorporation on January 24, 2007. The Company executed a plan of conversion and effected the reincorporation of the Company from a Nevada corporation to a Delaware corporation through: (i) the execution and filing of articles of conversion with the Secretary of State of the State of Nevada, (ii) the execution and filing of a certificate of conversion with the Secretary of State of the State of Delaware and (iii) the execution and filing of a certificate of incorporation with the Secretary of State of the State of Delaware. Pursuant to the plan of conversion, each issued and outstanding share of common stock, par value $0.001 per share, of the Company, as it existed under Nevada law, was converted into 2.5945572 issued and outstanding shares of common stock, par value $0.001 per share, of the Company as it now exists under Delaware law. No fractional shares were issued; fractional shares were instead rounded to the nearest whole number of shares. In addition, the Company adopted new bylaws in connection with the reincorporation.
     The rights of the Company’s stockholders are now governed by Delaware corporate law rather than Nevada corporate law. Certain differences exist between Delaware and Nevada law, and accordingly, the rights of our shareholders have changed. The following discussion summarizes briefly some of the changes to the rights of our shareholders resulting from the reincorporation and from certain differences between Delaware and Nevada law. The following discussion is not intended to be and does not purport to be a complete statement of such laws and is qualified in its entirety by reference to the full text of, and decisions interpreting, applicable Delaware and Nevada law.
     Classified Board of Directors. Nevada law permits a corporation to classify its board of directors into classes with staggered terms of office, provided that at least one-fourth of the total number of directors is elected annually. Delaware law also permits a corporation to classify its board of directors into as many as three classes as equally as possible with staggered terms of office. A classified board of directors lengthens the amount of time that is required to make changes in board composition and therefore makes a change in control a lengthier process. We do not have a classified board, and do not anticipate that our board of directors will be classified in the near future.
     Removal of Directors. Under Nevada law, generally, any director of any corporation without cumulative voting may be removed by the holders of not less than two-thirds of the voting power of a corporation’s issued and outstanding stock, with or without cause. Under Delaware law, a director of a corporation without a classified board may be removed with or without cause by the holders of a majority of shares then entitled to vote in an election of directors.
     Dividend Rights and Repurchase of Shares. Under Nevada law, no distribution (including dividends on, or redemption or repurchases of, shares of capital stock) may be made if, after giving effect to such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or, except as specifically permitted by the articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a dissolution to satisfy the preferential rights of preferred stockholders. Under Delaware law, unless further restricted in the certificate of incorporation (which our certificate of incorporation does not), a corporation may declare and pay dividends out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In addition, Delaware law provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.
     The foregoing description is not a complete statement of the rights of our shareholders and shareholders should refer to the full text of, and decisions interpreting, Delaware law and Nevada law for a complete understanding of their rights. The plan of conversion is attached hereto as Exhibit 3.1, the articles of conversion are attached hereto as Exhibit 3.2, the certificate of conversion is attached hereto as Exhibit 3.3, the Company’s Delaware certificate of incorporation is attached hereto as Exhibit 3.4 and the Company’s new bylaws are attached hereto as Exhibit 3.5.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.
The information contained in Item 3.03 above is incorporated herein by reference.
     Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
3.1 Plan of Conversion for Company (Nevada)
3.2 Articles of Conversion for Company (Nevada)
3.3 Certificate of Conversion for Company (Delaware)
3.4 Certificate of Incorporation of Company (Delaware)
3.5 Bylaws of Company

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLECT NEUROSCIENCES, INC.
Date: January 30, 2007	By:	/s/ Elliot Maza
		Name:	Elliot Maza
		Title:	Chief Financial Officer